Exhibit 99.1

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact:	Karen Fortin
(413) 665-8306

YANKEE CANDLE APPOINTS TRUDY SULLIVAN, CEO OF THE TALBOTS, INC.,

TO BOARD OF DIRECTORS

South Deerfield, Mass – September 30, 2010 – The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that Trudy Sullivan has been appointed to the Company’s Board of Directors. Ms. Sullivan is the President and Chief Executive Officer of The Talbots, Inc, a leading specialty retail and direct marketer of women’s apparel, shoes and accessories in the United States and Canada.

“We are extremely pleased that Trudy is joining our Board,” said Harlan Kent, Yankee Candle’s Chief Executive Officer. “As the CEO of a highly regarded retailer like Talbots, Trudy brings to our Board a proven track record of successful hands-on leadership in the highly competitive retail industry. In addition to her executive and leadership skills, Trudy’s extensive merchandising and consumer direct experience, as well as her demonstrated record of success in both the retail and wholesale fields, should prove helpful as we work together to continue to grow our business and extend the Yankee Candle brand.”

Ms. Sullivan joined The Talbots, Inc. as President and CEO in 2007. Before joining The Talbots, Inc., Ms. Sullivan held various senior executive positions of increasing responsibility with Liz Claiborne, Inc. from 2001-2007, most recently serving as President from January 2006-July 2007. Prior to that, Ms. Sullivan held senior leadership roles at J. Crew Group, Inc. Ms. Sullivan also serves on the Board of Directors of The Talbots, Inc.

“I am very excited to be joining the Board of Yankee Candle,” said Ms. Sullivan. “I look forward to working with management, Madison Dearborn Partners and my colleagues on the Board to help direct the Company as it continues its successful and profitable growth as well as builds upon and further strengthens the Yankee Candle brand.”

Ms. Sullivan was also appointed to the Compensation Committee of the Board.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 20,700 store locations; a growing base of Company owned and operated retail stores (503 Yankee Candle Stores located in 43 states as of July 3, 2010), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 4,100 store locations and distributors covering a combined 46 countries.

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